EXHIBIT 99.1
RBC Life Sciences®

Press Release	For Further Information:

For Immediate Release	Richard S. Jablonski, VP-Finance and CFO
Tel: 972-893-4000
rick.jablonski@rbclifesciences.com

RBC Life Sciences Reports 2013 Results

Irving, Texas, March 27, 2014 - RBC Life Sciences, Inc. (OTCQB: RBCL), a provider of proprietary nutritional supplements, and wound care and pain management products, today reported consolidated net sales of $25.5 million for the year ended December 31, 2013, a 1% increase over 2012 consolidated net sales of $25.2 million. For the year ended December 31, 2013, the Company reported a net loss of $500,000, or $0.23 per diluted share, compared to a net loss of $361,000, or $0.16 per diluted share, during 2012.

"During 2013, sales of our Nutritional Products increased by $0.2 million, primarily as a result of increased sales to our international licensees. Our Medical Products sales increased by $0.1 million, despite a significant decrease in sales to our largest customer in this segment while it seeks to settle a reimbursement dispute with Medicare," said RBC Life Sciences CEO, Clinton H. Howard. "Although our net loss in 2013 increased compared to 2012, our 2012 earnings included a benefit related to a casualty gain on the replacement of the roof of our facility in Irving, Texas. This casualty gain provided a pre-tax benefit of $0.4 million, which did not recur in 2013. The Company made significant progress during 2013 by reducing expenses by $0.9 million. The benefit from reduced expenses was partially offset by lower gross margins which resulted from a shift in sales mix toward lower margin licensee sales, and higher product costs incurred in both the licensee channel and Medical Products segment."

Mr. Howard continued, "While we were disappointed in our financial results, we have commenced a number of initiatives to drive our top-line performance, including the opening of new markets for our Nutritional Products in Australia, Hong Kong and Malaysia. During 2013, we separated the responsibilities for sales and marketing, and augmented our team by hiring Bart Dangerfield as our Vice President - Marketing. Bart is an experienced marketing executive whose resume includes driving sales growth at other multi-level marketing companies. We are also investing in new tools and training materials to help our Associates become even more successful. We expect these investments to result in a significant improvement in our sales and profitability in 2014."

About RBC Life Sciences
Through wholly-owned subsidiaries, RBC Life Sciences develops, markets and distributes high-quality nutritional supplements under the RBC Life brand to a growing population of consumers seeking a healthy lifestyle and an opportunity to increase their long term family income. Through its wholly-owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than 30 countries in which the products are distributed. For more information, visit the company's website at www.rbclifesciences.com.

The statements above, other than statements of historical fact, that express a belief, expectation or intention may be forward-looking statements within the meaning of the federal securities laws. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward looking statements are made based on management's current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.

RBC Life Sciences - Year Ended December 31, 2013

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Years Ended December 31,
	2013	2012
Net sales	$25,471	$25,160
Gross profit	12,012	12,632
Operating income (loss)	(625)	(464)
Loss before income taxes	(736)	(590)
Provision (benefit) for income taxes	(236)	(229)
Net loss	(500)	(361)

Loss per share - basic	$(0.23)	$(0.16)
Loss per share - diluted	(0.23)	(0.16)

Weighted average shares outstanding - basic	2,219	2,223
Weighted average shares outstanding - diluted	2,219	2,223

RBC Life Sciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	Years Ended December 31,
	2013	2012
Assets
Cash and cash equivalents	$3,746	$3,896
Inventories	5,142	5,085
Other current assets	2,130	2,173
Total current assets	11,018	11,154
Other assets	6,516	6,860
Total assets	$17,534	$18,014

Liabilities and shareholders' equity
Accounts payable and accrued liabilities	$2,765	$2,606
Deferred revenue	3,678	3,231
Other current liabilities	212	197
Total current liabilities	6,655	6,034
Other liabilities	1,865	2,465
Shareholders' equity	9,014	9,515
Total liabilities and shareholders' equity	$17,534	$18,014